Exhibit 99.1

Contact: Tim Adams, Chief Financial Officer Anne Rivers, Investor Relations Jeff Keene, Healthcare Media Cytyc Corporation: 508-263-8765 www.cytyc.com

Cytyc Announces Anticipated Effective Date of Merger to

Holders of Its 2.25% Senior Convertible Notes due 2024

Marlborough, Mass., October 1, 2007 – Cytyc Corporation (Nasdaq: CYTC) today announced that it is delivering a notice to the holders of its 2.25% Senior Convertible Notes due 2024 (CUSIP Nos. 232946 AA 1 and 232946 AB 9) (the “Convertible Notes”) in accordance with Sections 15.01(b)(ii) and 15.10 of the indenture, dated as of March 22, 2004 (the “Indenture”), between Cytyc and U.S. Bank Trust National Association, as trustee, under which the Convertible Notes were issued.

As required by the Indenture, the notice informs noteholders that the Board of Directors of Cytyc has determined October 22, 2007 to be the anticipated effective date of the merger (the “Merger”) of Cytyc with and into Nor’easter Corp., a wholly owned subsidiary of Hologic, Inc. (“Hologic”). In addition, the notice states that it is currently expected that holders of Cytyc common stock of record will be entitled to exchange their Cytyc common stock for the merger consideration payable in connection with the Merger as of such date. However, there can be no assurance that the Merger will be consummated on or about October 22, 2007, or at all.

As previously announced by Cytyc on July 19, 2007, the Convertible Notes became convertible into shares of Cytyc common stock effective July 1, 2007. In accordance with Section 15.01(b)(ii) of the Indenture, if Convertible Notes are not surrendered for conversion prior to the consummation of the Merger, on the effective date of the Merger, the right to convert the Convertible Notes into Cytyc common stock will convert into a right to convert the Notes into the kind and amount of cash, securities and other property that a noteholder would have received if such holder had converted such holder’s Notes into Cytyc common stock immediately prior to the consummation of the Merger. The Notes will remain convertible at any time at the option of the noteholder through maturity. The shares of Cytyc common stock that are issuable upon conversion of the Convertible Notes are included in Cytyc’s reported diluted earnings per share amounts.

Noteholders who are interested in exercising their right to convert should follow the procedures detailed in the Indenture, which was filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to Cytyc’s Registration Statement on Form S-3 on June 7, 2004 and is available free of charge at the website maintained by the SEC at http://www.sec.gov.

About Cytyc

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, preterm birth screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. Cytyc cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Without limiting the foregoing, Cytyc cannot guarantee that the merger with Hologic will be completed on a timely basis if at all. Among other things, the transaction is subject to approval of both companies’ stockholders as well as other customary closing conditions. In addition, each party has termination rights in certain limited circumstances. The risks and uncertainties included above are not exhaustive. The Joint Proxy Statement/Prospectus (File No. 333-144238), filed with the SEC by Hologic pursuant to Rule 424(b)(3) under the Securities Act of 1933, and the annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Cytyc has filed with the SEC contain additional factors that could impact the timing or completion of the transaction. Cytyc expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties’ expectations or any change in events, conditions or circumstances on which any such statement is based.

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